Exhibit 23.8
               CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in Devon Energy Corporation's Registration Statement on Form S-8 of our report dated January 28, 2000 relating to the consolidated financial statements of Santa Fe Snyder Corporation which appear in Santa Fe Snyder Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.

PRICEWATERHOUSECOOPERS LLP
Houston, Texas
October 10, 2000